STOCK PURCHASE AND REDEMPTION AGREEMENT
by and among
Fargo Electronics, Inc.
Mr. Robert P. Cummins
and

Dated as of February 18, 1998

EXHIBITS

Exhibit A	—	Amended and Restated Articles of Incorporation
Exhibit B	—	By-laws
Exhibit C	—	Employment Agreement
Exhibit D	—	Consulting Agreement
Exhibit E	—	Form of Non-Competition Agreement
Exhibit F	—	Form of Technology and Trademark License Agreement
Exhibit G	—	Form of Stockholders' Agreement
Exhibit H	—	Form of Subordinated Note
Exhibit I	—	form of Founder Warrant
Exhibit J	—	Form of Indemnification Agreement
Exhibit K	—	Opinion of Counsel
Exhibit L	—	[Intentionally Omitted]
Exhibit M	—	[Intentionally Omitted]
Exhibit N	—	Form of Release

SCHEDULES

Schedule 1.4(d)	—	Employee Bonuses
Disclosure Schedule
Schedule 5.2(e)	—	Special Indemnification Matters

STOCK PURCHASE AND REDEMPTION AGREEMENT

    THIS STOCK PURCHASE AND REDEMPTION AGREEMENT (the "Agreement") is made and entered into as of this 18th day of February, 1998, by and among Fargo Electronics, Inc., a Minnesota corporation (the "Company"), Robert P. Cummins (the "Founder") and Fargo Electronics Holdings, Inc., a Delaware corporation ("Buyer").

    WHEREAS, the Founder owns beneficially and of record 34,498 shares of Common Stock of the Company ("Common Stock"), which shares constitute all of the issued and outstanding shares of capital stock of the Company;

    WHEREAS, Buyer wishes to purchase from the Founder 10,513.69 shares of Common Stock of the Company (such shares, the "Purchased Shares" and, the purchase of the Purchased Shares, the "Stock Purchase").

    WHEREAS, Buyer has proposed, and the Founder and the Company have agreed, that the Company arrange for certain financing in order to consummate the Redemption (as defined below) and provide working capital.

    WHEREAS, the parties desire that, contemporaneously with the Stock Purchase, the Company shall redeem from the Founder 21,355.94 shares of Common Stock (the "Redeemed Shares") in return for the Redemption Price (as defined below) (the "Redemption").

    WHEREAS, in connection with the Stock Purchase and the Redemption, (i) the Company will amend and restate its articles of incorporation in substantially the form attached hereto as Exhibit A and amend and restate its bylaws in substantially the form attached hereto asExhibit B, (ii) Mr. Gary Holland will enter into an Employment Agreement with the Company in substantially the form attached hereto as Exhibit C, (iii) the Company will approve and adopt the Option Plan (as defined below), (iv) the Company and the Founder will enter into a Consulting Agreement in substantially the form attached hereto as Exhibit D (the "Consulting Agreement), (v) the Founder and the Company will enter into a non-competition agreement in substantially the form attached hereto as Exhibit E (the "Non-Competition Agreement"), and (vi) Primera (as defined below) and the Company will enter into a Technology and Trademark License Agreement in substantially the form attached hereto as Exhibit F (the "License Agreement").

    WHEREAS, on the date immediately following the Closing Date (as defined below), (a) Buyer shall exchange the Purchased Shares for 8,000 shares of Convertible Participating Preferred Stock, par value $.01 per share, of the Company ("Convertible Preferred Stock") (as defined below) with an aggregate value of $8,000,000 and 24,000 shares of Series A 8% Redeemable Preferred Stock, par value $.01 per share, of the Company ("Redeemable Preferred Stock") with an aggregate value of $24,000,000 and (b) the Founder shall exchange all of his remaining 2,628.37 shares of Common Stock for 1,787.5 shares of Common Stock with an aggregate value of $1,787,500 and 5,362.5 shares of Redeemable Preferred Stock with an aggregate value of $5,362,500, a warrant to purchase additional shares of Common Stock under certain circumstances set forth therein, and an additional 212.5 shares of Common Stock and 637.5 shares of Redeemable Preferred Stock shall be issued to certain employees of the Company designated by the Founder in satisfaction of outstanding bonus obligations of the Company (collectively, the "Bonus Shares");

    WHEREAS, on February 17, 1998, the Company transferred to Primera Technology, Inc., a Minnesota corporation wholly-owned by the Founder ("Primera"), certain assets relating to the Company's current sign, decal and CD printer products and certain other assets (the "Asset Spin-off'), as set forth in that certain Asset Transfer Agreement dated as of February 17, 1998 (the "Asset Transfer Agreement") by and between the Company and Primera;

    WHEREAS, in connection with and as a condition precedent to the consummation of the transactions contemplated hereby the Founder, the Company, Buyer and the Stockholders of Buyer will enter into a Stockholders' Agreement in substantially the form attached hereto as Exhibit G (the "Stockholders' Agreement"); and

    WHEREAS, the parties hereto desire to set forth certain of the terms of their ongoing relationship in connection with the Company.

    NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

SECTION 1. PURCHASE AND SALE OF SHARES; REDEMPTION

    1.1.  Stock Purchase.

    (a) At or prior to Closing (as defined in Section 1.5), the Company will have authorized (i) 10,000 shares of Convertible Preferred Stock (the "Convertible Preferred Shares"), having the rights, preferences and other terms to be set forth in the Amended and Restated Articles of Incorporation of the Company in substantially the form attached hereto as Exhibit A (the "Articles of Incorporation"), which shares will be convertible into Shares of the Company's authorized but unissued shares of Common Stock and (ii) 30,000 shares of Redeemable Preferred Stock (the "Redeemable Preferred Shares") having the rights, preferences and other terms set forth in the Articles of Incorporation. At or prior to Closing, the Company will have authorized and reserved, and covenants to continue to reserve, a sufficient number of shares of its Common Stock to satisfy the rights of conversion of the holders of the Convertible Preferred Shares.

    (b) Upon the terms and subject to the conditions herein, and in reliance on the representations and warranties set forth in Section 2, Buyer hereby agrees to purchase from the Founder, and the Founder hereby agrees to issue and sell to Buyer, at the Closing the Purchased Shares free and clear of any and all liens, claims, options, charges, encumbrances, rights or restrictions of any nature ("Claims"), for an aggregate cash purchase price of $32,000,000 (the "Base Purchase Price") payable in the form of a promissory note issued to the Founder by Buyer on the Closing Date (the "Buyer Note").

    1.2.  Stock Redemption.  Subject to and in reliance upon the terms, provisions and conditions of this Agreement, the Company and the Founder agree that on the Closing Date the Company shall redeem the Redeemed Shares from the Founder free and clear of any and all liens, claims, options, charges, encumbrances, rights or restrictions of any nature ("Claims") for an aggregate purchase price (the "Redemption Price") of $65,000,000 of which (i) $55,000,000 shall be payable in the form of a promissory note issued to the Founder by the Company on the Closing Date (the "Fargo Note"), and (ii) $10,000,000 shall be payable by the issuance of a subordinated promissory note of the Company in the form attached hereto as Exhibit H (the "Subordinated Note").

    1.3.  Delivery of Shares and Purchase Price.  On the Closing Date:

         (i) The Founder shall deliver to Buyer a certificate or certificates for the Purchased Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank, in proper form for transfer;

        (ii) Buyer shall issue to the Founder the Buyer Note;

        (iii) the Founder shall surrender to the Company the certificate or certificates representing the Redeemed Shares, whereupon the Company shall cancel such Redeemed Shares, which shall thereafter cease to be issued and outstanding; and

        (iv) in consideration for the Redemption of the Redeemed Shares, the Company shall pay to the Founder the Redemption Price by (i) the issuance to the Founder of the Fargo Note and (ii) the issuance to the Founder of the Subordinated Note.

    1.4.  Closing Financial Statements; Purchase Price Adjustments

    (a) As soon as practicable following the Closing but in no event later than 30 days following the Closing Date, the Company shall prepare or cause to be prepared and delivered to Buyer and the Founder a statement setting forth the Adjusted Net Worth (as defined below) of the Company as of but not including the Closing Date at a time immediately preceding the Closing and the transactions to be consummated in connection therewith (the "Adjusted Net Worth Statement"). The Adjusted Net Worth Statement shall be prepared in accordance with generally accepted accounting principles applied on a consistent basis in accordance with the past practices of the Company and shall be reviewed and, if requested by Buyer, audited by Arthur Andersen LLP. On the basis of the Adjusted Net Worth Statement, subject, however, to the rights of the Founder as provided in Section 1.4(b) and (c), (i) if the Adjusted Net Worth exceeds $6,879,732, the Company shall pay to the Founder the Adjustment Amount (as defined below), or (ii) if the Adjusted Net Worth is less than $6,879,732, the Founder shall pay to the Company the Adjustment Amount. The "Adjustment Amount" shall be either (i) the amount (if any) by which the Adjusted Net Worth is greater than $6,879,732, or (ii) the amount (if any) by which the Adjusted Net Worth is less than $6,879,732.

    (b) Upon receipt of the Adjusted Net Worth Statement, the Founder and the Founder's advisers shall be permitted during the succeeding 30-day period to examine the work papers and all back-up materials and memoranda used or generated in connection with the preparation of the Adjusted Net Worth Statement and such other documents as the Founder or the Founder's advisers may reasonably request in connection with their review of the Adjusted Net Worth Statement; provided that such advisors shall enter into confidentiality agreements reasonably satisfactory to Buyer prior to their examination of any such materials. Within 30 days after the Company's delivery of the Adjusted Net Worth Statement, the Founder may deliver written notice (the "Protest Notice") to Buyer and the Company of any objections, and the basis therefor, which the Founder may have to the Adjusted Net Worth Statement. The failure of the Founder to deliver such Protest Notice within the prescribed time period will constitute the Founder's acceptance of the Adjusted Net Worth Statement as delivered by the Company. During the 10 days following Buyer's receipt of the Protest Notice, Buyer and the Founder shall attempt to resolve any disagreement with respect to the Adjusted Net Worth Statement and the appropriateness thereof. If at the end of such 10-day period, the Investors and the Founder shall have failed to resolve the disagreement specified in the Protest Notice, the items in dispute shall be referred to Coopers & Lybrand L.L.P. or such other accounting firm of national reputation as may be agreed to by the parties (the "Arbitrator") for final determination within 30 days. This provision for arbitration shall be specifically enforceable by the parties, and the determination of the Arbitrator in accordance with the provisions hereof shall be final and binding upon Buyer and the Founder, with no right of appeal therefrom consistent with the provisions of Section 7.8 hereof. The fees and expenses of the Arbitrator shall be split by the parties as follows: 50% to be paid by the Company and 50% to be paid by the Founder.

    (c) The Founder and Buyer agree that within 5 days after the final determination of the Adjustment Amount as provided in this Section 1.4 the Founder shall pay to the Company or the Company shall pay to the Founder, as the case may be, the Adjustment Amount. If the Adjustment Amount (exclusive of the Arbitrator's fees and expenses) exceeds $50,000, interest shall accrue thereon, and shall be payable therewith, compounded daily from the date of the Closing to the day preceding the date of payment at the annual rate of 8% compounded annually.

    (d) For purposes of this Agreement, the term "Adjusted Net Worth" shall mean the stockholders' equity of the Company, as determined in accordance with generally accepted accounting principles consistently applied in accordance with the past practices of the Company, without giving effect to the Asset Spin-off or the transactions contemplated hereby (including the financing transactions to be effected in connection herewith), including cash and cash equivalents and marketable securities and any closing related accruals for bonuses or other amounts to employees of the Company as of the Closing Date in connection with the transactions contemplated hereby including, without limitation, amounts set forth on  Schedule 1.4(d) attached hereto (but not including any such accruals satisfied through the issuance of the Bonus Shares pursuant to Section 1.6 below) but not reduced by any other fees and expenses incurred or payable by the Company (other than fees and expenses described in Section 3.15 below) in connection with the transactions contemplated by this Agreement, including, without limitation, the fees and expenses described in Section 3.9 or 3A(d) below.

    1.5.  Closing.  The closing of the purchase and sale of the Purchased Shares and the redemption of the Redeemed Shares, as contemplated by Sections 1.1, 1.2 and 1.3 (the "Closing") shall take place at 10:00 a.m. on the date hereof at the offices of Goodwin, Procter & Hoar LLP, Exchange Place, Boston, MA 02109 or such other date, place and time as shall be agreed upon by the parties hereto (the "Closing Date").

    1.6.  Exchange of Shares.

    (a) The Company and Buyer hereby agree that Buyer shall exchange, on the date immediately following the Closing Date, the Purchased Shares acquired by Buyer at the Closing for a total of 8,000 Convertible Preferred Shares with an aggregate value of $8,000,000 and 24,000 Redeemable Preferred Shares with an aggregate value of $24,000,000 and the Company shall issue such Convertible Preferred Shares and Redeemable Preferred Shares to Buyer in exchange for such Purchased Shares. Upon such exchange, Buyer shall surrender to the Company all certificates for the Purchased Shares so exchanged.

    (b) The Company and the Founder hereby agree that the Founder shall exchange, on the date immediately following the Closing Date, all of the 2,628.37 shares of Common Stock then held by the Founder after giving effect to the Stock Purchase and the Redemption (the "Founder Remaining Shares") for a total of (i) 1,787.5 shares of Common Stock with an aggregate value of $1,787,500, (ii) 5,362.5 Redeemable Preferred Shares with an aggregate value of $5,362,500, (iii) a warrant to purchase additional shares of the Common Stock of the Company, in the form attached hereto as Exhibit I (the "Founder Warrant"), and (iv) the issuance to those employees set forth in Schedule 1.4(d) as recipients of bonuses payable in stock of up to 212.5 shares of Common Stock with an aggregate value of $212,500 and 637.5 Redeemable Preferred Shares with an aggregate value of $637,500, and the Company shall issue such shares of Common Stock, Redeemable Preferred Shares and the Founder Warrant to (or as designated by) the Founder in exchange for such Founder Remaining Shares. Upon such exchange, the Founder shall surrender to the Company all certificates for the Founder Remaining Shares so exchanged.

SECTION 2. REPRESENTATIONS AND WARRANTIES

    In order to induce Buyer to enter into this Agreement, the Company and the Founder jointly and severally represent and warrant to the Investors that the statements contained in this Article 2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 2), except as set forth in the disclosure schedule accompanying this Agreement (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in sections corresponding to the sections contained in this Article 2 and, where applicable, will set forth the information specified in such sections; provided, however, that any event, fact or circumstance described in any numbered section of the Disclosure Schedule shall be deemed to be a disclosure for purposes of all other numbered sections of the Disclosure Schedule to the extent that it is reasonably apparent that such disclosure is applicable thereto. Notwithstanding the foregoing, the representations set forth in Sections 2.2(b) and 2.2(c) are made by the Founder and not the Company.

    For purposes of this Agreement: (a) the term "Material Adverse Effect" shall mean a material adverse effect on the assets, financial condition, business or results of operations of the Company, which results in or would be reasonably likely to result in a liability, loss, damage or obligation in excess of $100,000; and (b) the term "knowledge of the Company" shall mean (i) the actual knowledge of Robert Cummins, Gary Holland, Jeffrey Upin, Patty Boushek, Tony Haugen and Mark Strobel and (ii) such knowledge as any of the foregoing individuals would reasonably be expected to have in the diligent exercise of his or her duties.

    2.1.  Organization and Corporate Power.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and is qualified to do business as a foreign corporation in each jurisdiction in which the failure to be so qualified would be reasonably likely to have a Material Adverse Effect. The Company has all required corporate power and authority to carry on its business as presently conducted, to enter into and perform this Agreement and the agreements contemplated hereby to which it is a party and to carry out the transactions contemplated hereby and thereby, including the issuance of the Securities and the redemption of the Redeemed Shares. The copies of the Certificate of Incorporation and By-laws of the Company, as amended and restated to date (the "Certificate of Incorporation" and the "Bylaws," respectively), and of the minute book of the Company, which have been furnished to the Investors by the Company, are correct and complete in all material respects at the date hereof. The Company is not in violation of any material term of its Certificate of Incorporation or By-laws.

    2.2.  Authorization and Non-Contravention; Ownership of Capital Stock.

    (a) The execution, delivery and performance by the Company of this Agreement and all other agreements, documents and instruments to be executed and delivered by the Company as contemplated hereby and the issuance and delivery of the Securities and, upon the conversion of the Convertible Preferred Shares the Conversion Shares have been duly authorized by all necessary corporate and other action of the Company. This Agreement and all documents executed by the Company pursuant hereto are valid and binding obligations of the Company, enforceable in accordance with their terms. The execution, delivery and performance by the Company of this Agreement and all other agreements, documents and instruments to be executed and delivered by the Company as contemplated hereby and the issuance and delivery of the Securities and, upon the conversion of the Convertible Preferred Shares, the Conversion Shares do not and will not: (A) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under any contract or obligation to which the Company is a party or by which it or its assets are bound, or any provision of the Certificate of Incorporation or By-laws or cause the creation of any encumbrance upon any of the assets of the Company; (B) violate or result in a violation of, or constitute a default under, any provision of any law, regulation or rule, or any order of any court or governmental agency applicable to the Company; (C) require from the Company any notice to, declaration or filing with, or consent or approval of any governmental authority or third party; or (D) accelerate any obligation under, or give rise to a right of termination of, any agreement, permit, license or authorization to which the Company is a party or by which the Company is bound except, in the case of clause (A) or (D) above, where such circumstance would not reasonably be expected to have a Material Adverse Effect.

    (b) The Founder has full right, authority, power and capacity to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of the Founder pursuant to or as contemplated by this Agreement and to carry out the transactions contemplated hereby and thereby. This Agreement and each agreement, document and instrument executed and delivered by the Founder pursuant to or as contemplated by this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of the Founder enforceable in accordance with their respective terms. The execution, delivery and performance by the Founder of this Agreement and each such other agreement, document and instrument, and the performance by the Founder of the transactions contemplated hereby and thereby do not and will not: (A) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under any contract or obligation to which the Founder or the Company is a party or by which the Founder's or the Company's assets are bound, or any provision of the Certificate of Incorporation or By-laws of the Company, or cause the creation of any encumbrance upon any of the assets of the Founder or the Company; (B) violate or result in a violation of, or constitute a default under, any provision of any law, regulation or rule, or any order of any court or other governmental agency applicable to the Company or the Founder; (C) require from the Founder or the Company any notice to, declaration or filing with, or consent or approval of any governmental authority or other third party; or (D) accelerate any obligation under, or give rise to a right of termination of, any agreement, permit, license or authorization to which the Founder or the Company is a party or by which the Founder or the Company is bound except, in the case of clause (A) or (D) above, where such circumstance would not reasonably be expected to have a Material Adverse Effect.

    (c) The Founder owns beneficially and of record all of the Purchased Shares and all of the Redeemed Shares free and clear of any and all Claims. Upon delivery to the Company at the Closing of certificates representing the Purchased Shares and the Redeemed Shares owned by the Founder duly endorsed in blank for transfer or with stock powers attached duly executed in blank, against delivery of the purchase price therefor, good, valid and marketable title thereto shall be transferred to Buyer and the Company, respectively, in each case free and clear of any and all Claims.

    2.3.  Capitalization.  As of the Closing, and after giving effect to the transactions contemplated hereby, the authorized capital stock of the Company will consist of 15,000,000 shares of Common Stock, of which 2,000 shares will be issued and outstanding, 10,000 shares of Convertible Preferred Stock, of which 8,000 shares will be issued and outstanding, and 30,000 shares of Redeemable Preferred Stock, of which 30,000 shares will be issued and outstanding. In addition, the Company has authorized and reserved for issuance upon conversion of the outstanding shares of Convertible Preferred Stock up to 8,000 shares of Common Stock and has reserved for issuance upon exercise of options under the Company's 1998 Stock Option and Incentive Plan (the "Option Plan") 1,111 shares of Common Stock (subject in each case to adjustments for stock splits, stock dividends and the like). A copy of the Option Plan is included in Section 2.3 of the Disclosure Schedule. Except for the 8,000 shares of Common Stock issuable upon conversion of the Convertible Preferred Shares, the Company has not issued or agreed to issue and is not obligated to issue any outstanding warrants, options or other rights to purchase or acquire any shares of its capital stock, nor any outstanding securities convertible into such shares or any warrants, options or other rights to acquire any such convertible securities. As of the Closing, and after giving effect to the transactions contemplated hereby, all of the outstanding shares of capital stock of the Company (including, without limitation, the Convertible Preferred Shares and the Redeemable Preferred Shares) will have been duly and validly authorized and issued and will be fully paid and nonassessable and will have been offered, issued, sold and delivered in compliance with applicable federal and state securities laws and not subject to any preemptive rights. The Conversion Shares issuable upon conversion of the Convertible Preferred Shares will, upon issuance, be duly and validly authorized and issued, fully paid and nonassessable and not subject to any preemptive rights and will be issued in compliance with applicable federal and state securities laws. The relative rights, preferences and other provisions relating to the Convertible Preferred Stock and the Redeemable Preferred Stock are as set forth in the Certificate of Incorporation. There are no preemptive rights, rights of first refusal, put or call rights or obligations or anti-dilution rights with respect to the issuance, sale or redemption of the Company's capital stock other than rights to which the Investors (as defined in the Stockholders' Agreement), the Founder and the Investors are entitled as set forth in this Agreement, the Stockholders' Agreement and the Certificate of Incorporation. Except as set forth in the Stockholders' Agreement, there are no rights to have the Company's capital stock registered for sale to the public under the laws of any jurisdiction, no agreements relating to the voting of the Company's voting securities, and no restrictions on the transfer of the Company's capital stock. Immediately after giving effect to the transactions contemplated hereby, the outstanding shares of the Company's capital stock will be held beneficially and of record by the persons identified in Section 2.3 of the Disclosure Schedule in the amounts indicated thereon.

    2.4.  Subsidiaries; Investments.  The Company has no subsidiaries or equity interest in or loans to any corporation, joint venture, partnership, limited liability company, business trust or other entity or the Founder.

    2.5.  Financial Statements and Matters.  Attached hereto as Section 2.5 of the Disclosure Schedule are copies of the Company's audited financial statements as of and for the year ended December 31, 1997. Such financial statements were prepared in conformity with generally accepted accounting principles applied on a consistent basis, are in all material respects complete, correct and consistent with the books and records of the Company and fairly and accurately present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows of the Company for the periods shown therein (subject in the case of the unaudited statements to the absence of footnotes and immaterial year-end adjustments).

    2.6.  Absence of Undisclosed Liabilities.  Except as and to the extent reflected or reserved against in the audited balance sheet of the Company at December 31, 1997 contained in the financial statements referred to in Section 2.5 (the "Base Balance Sheet") and except for (i) liabilities under agreements, contracts, leases, licenses and other arrangements which have been listed in Section 2.12 of the Disclosure Schedule or are not required to be listed therein under Section 2.12 below, (ii) liabilities to unaffiliated trade creditors which have arisen in the ordinary course of business consistent with past practices and which are not past due, (iii) liabilities which would not have a Material Adverse Effect and (iv) liabilities set forth in Section 2.6 of the Disclosure Schedule, the Company does not have and is not subject to any liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown; provided, however,that this representation shall not govern matters specifically addressed by the representations contained in Sections 2.4, 2.5, 2.9, 2.10, 2.11, 2.12, 2.13, 2.14, 2.16, 2.17, 2.18, 2.19, 2.23 and 2.24 of this Article 2.

    2.7.  Absence of Certain Developments.  Since the date of the Base Balance Sheet, except as set forth in Section 2.7 of the Disclosure Schedule and except for the transactions expressly contemplated by this Agreement and the other agreements contemplated thereby there has not been any: (i) change in the Company's business which would have a Material Adverse Effect, (ii) affirmative waiver of any valuable right of the Company or cancellation of any material debt or claim held by the Company, (iii) loss or destruction of or damage to any property which would be reasonably likely to have a Material Adverse Effect, whether or not insured, (iv) acquisition or disposition of any material assets or other material transaction by the Company other than in the ordinary course of business, (v) material transaction or agreement involving the Company and any officer, director, employee or stockholder of the Company, (vii) material increase, direct or indirect, in the compensation paid or payable to any officer, director, employee or agent of the Company or any establishment or creation of any employment or severance agreement or employee benefit plan other than increases in the ordinary course of business consistent with past practice, (vii) material loss of personnel of the Company, material change in the terms and conditions of the employment of the Company's key personnel or any material labor trouble involving the Company, (viii) arrangements relating to any royalty, dividend or similar payment based on the sales volume of the Company, whether as part of the terms of the Company's capital stock or by any separate agreement, (ix) loss or any development that is reasonably expected to result in a loss of any significant customer, account or employee of the Company, (x) incurrence of indebtedness or any lien other than in the ordinary course of business but in no event greater than $100,000 in the aggregate or (xi) any agreement or understanding, whether oral or in writing, with respect to any of the foregoing actions.

    2.8.  Ordinary Course.  Since the date of the Base Balance Sheet, the Company has conducted its business only in the ordinary course and consistent with its prior practices.

    2.9.  Accounts Receivable; Inventory.

    (a) All of the accounts receivable of the Company shown or reflected on the Base Balance Sheet represent bona fide completed sales of products or services made in the ordinary course of business, are valid and enforceable claims, subject to no express or assented set-offs or counterclaims, and are, in the reasonable judgment of the Company, fully collectible in the normal course of business subject to the reserve set forth in the Base Balance Sheet.

    (b) Except where appropriate provisions have been made on the Base Balance Sheet for items that are obsolete or below standard quality or items that are unusable or slow-moving given the current state of operation of the Company, are damaged or fail to meet applicable specifications, all inventory items of the Company are of a quality salable in the ordinary course of its business. Since the date of the Base Balance Sheet, no material inventory items have been sold or disposed of except through sales in the ordinary course of business.

    2.10.  Title to Properties.  Section 2.10 of the Disclosure Schedule sets forth the addresses and general uses of all real property that the Company owns, leases or subleases. The Company has good, valid and marketable title to all of its owned assets including without limitation those assets reflected on the Base Balance Sheet or acquired by it after the date thereof (except for properties disposed of since that date in the ordinary course of business), free and clear of all liens, claims or encumbrances of any nature except for Permitted Liens. All equipment included in such properties which is necessary to the business of the Company is in working condition and repair (ordinary wear and tear excepted) sufficient for their current use and all leases of real or personal property to which the Company is a party are fully effective and afford the Company peaceful and undisturbed possession of the subject matter of the lease. After giving effect to the Asset Spin-off, the property and equipment of the Company are sufficient for the conduct of its business as presently conducted (other than with respect to the business transferred pursuant to the Asset Spin-off). The Company is not in violation of any zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties, which violation would be reasonably likely to have a Material Adverse Effect, nor has the Company received any notice of any such violation. There are no defaults by the Company or to the knowledge of the Company and the Founder, by any other party, which might curtail in any material respect the present use of the Company's leased real property. The performance by the Company of this Agreement will not result in the termination of, or in any increase of any amounts payable under, any of its real property leases under the terms of such leases.

    For purposes of this Agreement, the term "Permitted Liens" means: (a) any lien, charge, claim or other encumbrance ("Liens") securing the payment of Taxes, and other government charges, either not yet due or the validity of which is being contested in good faith before appropriate proceedings, and as to which the Company shall have set aside on its books adequate reserves to the extent required by generally accepted accounting principles; (ii) deposits under worker's compensation, unemployment insurance and social security laws; (iii) Liens of mechanics, materialmen, landlords, warehousemen, and carriers and other similar Liens, securing obligations which are not past due for more than sixty (60) days or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established; (iv) Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of indebtedness), public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business; (v) purchase money Liens and Liens securing payments under capital lease obligations not in excess of the value of the collateral; (vi) judgment and other similar Liens arising in connection with court proceedings set forth in the Disclosure Schedule, provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings; (vii) Liens against the fee interest in real property leased by the Company; and (viii) Liens arising or resulting from the actions of the Investors or the Company in connection with the transactions contemplated by this Agreement.

    2.11.  Tax Matters.

    (a) The Company and the Founder (it being understood that all representations made in this Section 2.11 relating to the Founder are made only to the extent they relate to disclosure and payment of income taxes of the Company) have paid or caused to be paid all material federal, state, local, foreign, and other taxes, including without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, franchise taxes, employment and payroll-related taxes, withholding taxes, transfer taxes; and all deficiencies, or other additions to tax, interest, fines and penalties owed by the Company (collectively, "Taxes"), required to be paid by it through the date hereof whether disputed or not. All material taxes and other assessments and levies which the Company is required to withhold or collect have been withheld and collected and have been paid over to the proper governmental authorities. The Company has, in accordance with applicable law, timely and properly filed all federal, state, local and foreign tax returns required to be filed by it through the date hereof, all such returns correctly and accurately set forth in all material respects the amount of any Taxes relating to the applicable period and any deductions from, or credits against any Taxes or taxable income relating to such returns are valid and proper items of deduction or credit.

    (b) Neither the Internal Revenue Service nor any other governmental authority is now asserting or, to the knowledge of the Company, threatening to assert against the Company any deficiency or claim for additional Taxes. No claim has been made in writing since December 31, 1991 by an authority in a jurisdiction where the Company does not file reports and returns that the Company is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Taxes. The Company is not currently a party or subject to or bound by a closing agreement pursuant to Section 7121 of the Internal Revenue Code of 1986, as amended (the "Code"). The Company is not and never has been a "personal holding company" as defined under Section 541 of the Code. There has not been any audit of any tax return filed by the Company, no such audit is in progress, and neither the Company nor the Founder has been notified by any tax authority that any such audit is contemplated or pending. No extension of time with respect to any date on which a tax return was or is to be filed by the Company is in force, and no waiver or agreement by the Company is in force for the extension of time for the assessment or payment of any Taxes. The Company is not now and has never been a member of an affiliated group filing a consolidated federal income tax return. The Company does not have any liability for the Taxes of any person or entity other than the Company.

    (c) For purposes of this Agreement, all references to Sections of the Code shall include any predecessor provisions to such Sections.

    (d) The Company has, at all times since December 31, 1991 until immediately prior to and other than as a result of the consummation of the transactions contemplated by this agreement, qualified as an entity properly taxable as a subchapter S corporation (as defined in Section 1361 of the Code) or as a qualified subchapter S Subsidiary (as defined in Section 1361 of the Code).

    2.12.  Certain Contracts and Arrangements.  The Company is not a party or subject to or bound by:

    (a) any plan, contract or governmental order providing for collective bargaining or the like, or any contract or agreement with any labor union;

    (b) any contract, lease or agreement creating any obligation of the Company to pay to any third party $100,000 or more with respect to any single such contract or agreement (other than purchase orders made in the ordinary course of business);

    (c) any contract or agreement for the sale, license, lease or disposition of products or services by the Company in excess of $100,000 (other than purchase orders made in the ordinary course of business);

    (d) any contract containing covenants limiting the freedom of the Company to compete in any line of business or with any person or entity in any material manner;

    (e) any material license agreement (as licensor or licensee);

    (f)  any lease of real property;

    (g) any contract or agreement for the purchase of any leasehold improvements, equipment or fixed assets for a price in excess of $100,000;

    (h) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for borrowing in excess of $100,000 or any pledge or security arrangement;

    (i)  any material joint venture, partnership, manufacturing, development or supply agreement;

    (j)  any endorsement or any other advertising, promotional or marketing agreement;

    (k) any contracts for employment with respect to any individual who received total compensation in 1997 in excess of $100,000 or who has an annual base compensation for 1998 in excess of $100,000 or other agreements with officers, directors, employees or stockholders of the Company or persons or organizations related to or affiliated with any such persons including, without limitation, contracts or other agreements granting any such person any equity, phantom equity or similar interest in the Company;

    (l)  any stock redemption or purchase agreements or other agreements affecting or relating to the capital stock of the Company, including without limitation any agreement with any stockholder of the Company which includes without limitation, those providing for anti-dilution rights, registration rights, voting arrangements, operating covenants or similar provisions;

    (m) any pension, profit sharing, retirement, stock option, phantom stock or other equity incentive, bonus or commission plans;

    (n) any material royalty, dividend, distribution or sales representative agreement or similar arrangement (including without limitation agreements or arrangements with employees or marketing directors) based in whole or in part on the sales volume, revenue, net income or other operating results of the Company;

    (o) any material acquisition, merger or similar agreement;

    (p) any material contract with a governmental body under which the Company may have an obligation for renegotiation;

    (q) any material agreement or arrangement providing for the indemnification of others against, or the sharing of, the liability of others for Taxes;

    (r) material agreements for the purchase of any commodity or material for the performance of the executory portion of which shall extend over a period of more than one year or involve consideration in excess of $100,000, except purchase orders in the ordinary course of business; or

    (s) any other material contract not executed in the ordinary course of business.

    All of the Company's written contracts and commitments constitute legal, valid and binding obligations of the Company, and, to the knowledge of the Founder and the Company, the other parties thereto and are enforceable in accordance with their respective terms, except where any failure to be valid, binding and enforceable would not have a Material Adverse Effect. Neither the Company nor the Founder knows of any notice or threat of or basis for the termination, expiration or modification of any such agreements within one year from the date hereof, which termination, expiration or modification is reasonably likely to have a Material Adverse Effect. Neither the Company, nor, to the knowledge of the Company and the Founder, any other party is in default thereunder (nor, to the knowledge of the Company and the Founder, has any event occurred which with notice, lapse of time or both would constitute a default thereunder), except to the extent that any such default would not have a Material Adverse Effect, and neither the Company nor the Founder has received notice of any alleged default under any such contract, agreement, understanding or commitment.

    2.13.  Proprietary Rights; Employee Restrictions.  Set forth in Section 2.13 of the Disclosure Schedule is a list of all patents, patent applications, trademark registrations, trademark applications, service marks, service mark applications, trade names and copyrights owned by or registered in the name of the Company, or of which the Company is a licensor or licensee (other than "off-the-shelf" software which is available to the general public at retail) or in which the Company has any right. The Company owns or possesses the right of license (other than with respect to "off-the-shelf" software which is available to the general public at retail) to use, free and clear of claims or rights of any other Person, all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, manufacturing processes, programming processes and software, algorithms, formulae, trade secrets and know how (collectively "Intellectual Property") presently used in the conduct of its business. To the knowledge of the Company and the Founder there are no claims of infringement by any other Person of any rights of the Company under any Intellectual Property. No claim is pending or, to the knowledge of the Company and the Founder, threatened against the Company nor has the Company or the Founder received any notice from any other Person, to the effect that any Intellectual Property owned or licensed by the Company, or which the Company otherwise has the right to use, or the operation, products or services of the Company infringes upon or conflicts with the asserted rights of any other Person with respect to any Intellectual Property, and, to the knowledge of the Company and the Founder, there is no basis for any such claim (whether or not pending or threatened). No claim is pending or, to the knowledge of the Company and the Founder, threatened against the Company, nor has the Company or the Founder received any notice from any other Person, to the effect that any Intellectual Property owned or licensed by the Company, or which the Company otherwise has the right to use, is invalid or unenforceable.

    All licenses or other agreements under which the Company is granted rights by others in Intellectual Property (excluding end-user agreements) are listed in Section 2.13 of the Disclosure Schedule (other than with respect to "off-the-shelf" software which is available to the general public at retail). All such licenses or other agreements are in full force and effect, to the knowledge of the Company and the Founder, there is no material default by any party thereto, and, except as set forth in Section 2.13 of the Disclosure Schedule, to the knowledge of the Company and the Founder, all of the rights of the Company thereunder are freely assignable. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to The Investors and, neither the Company nor the Founder has any reason to believe that the licensors under the licenses and other agreements under which the Company is granted rights and has granted rights to others do not have and did not have all requisite power and authority to grant the rights purported to be conferred thereby.

    All licenses or other agreements under which the Company has granted rights to others in Intellectual Property (excluding all end user agreements on standard forms of the Company) are listed in Section 2.13 of the Disclosure Schedule. All of said licenses or other agreements are in full force and effect, to the best knowledge of the Company and the Founder, there is no material default by any party thereto. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been made available to the Investors.

    To the knowledge of the Company and the Founder, neither the Company nor any of its employees, officers has any agreements or arrangements with former employers or consultants of such employees, officers or consultants relating to any Intellectual Property of such employers, officers or consultants, which materially interfere or conflict with the performance of such employee's duties for the Company or results in any former employers of such employees, officers and consultants having any rights in, or claims on, the Intellectual Property used in the conduct of the Company's business. To the knowledge of the Company and the Founder, the activities of the Company's employees, officers and consultants do not violate any agreements or arrangements which any such employees, officers and consultants have with former employers.

    The Company has taken commercially reasonable steps required to establish and preserve its ownership of all of the Intellectual Property used in the conduct of the Company's business; the Founder and, to the knowledge of the Founder and the Company, each current employee and officer of the Company, each former employee and officer of the Company who was employed by the Company at any time after April 1, 1997 and each of the Company's current and former consultants and independent contractors involved in development of any of the Intellectual Property used in the conduct of the Company's business has executed an agreement regarding confidentiality, proprietary information and assignment of inventions to the Company, and the Founder is not and, to the knowledge of the Company and the Founder, none of such employees, consultants and independent contractors are, in violation of such agreements.

    Without limitation of any of the foregoing: (a) the Company has taken reasonable security measures to guard against unauthorized disclosure or use of any Intellectual Property used by the Company in conducting its business; and (b)the Company has no reason to believe that any Person (including without limitation any former employee of the Company) has unauthorized possession of any such Intellectual Property, or any part thereof, or that any Person has obtained unauthorized access to any such Intellectual Property.

    2.14.  Litigation  There is no litigation or governmental proceeding or investigation pending or, to the best knowledge of the Company and the Founder, threatened against the Company or affecting any of its properties or assets or against any officer, director or key employee of the Company in his or her capacity as an officer, director or employee of the Company, which litigation, proceeding or investigation is reasonably likely to have a Material Adverse Effect, or which may call into question the validity or hinder the enforceability of this Agreement or any other agreements or transactions contemplated hereby; nor to the best knowledge of the Company and the Founder has there occurred any event nor does there exist any condition on the basis of which any litigation, proceeding or investigation should reasonably be anticipated to be properly instituted or commenced which litigation, proceeding or investigation would be reasonably likely to have a Material Adverse Effect.

    2.15.  Employee Benefit Plans.  The Company does not maintain or contribute to any employee benefit plan, stock option, bonus or incentive plan, severance pay policy or agreement, deferred compensation agreement, or any similar plan or agreement (an "Employee Benefit Plan") other than the Employee Benefit Plans identified and described in Section 2.15 of the Disclosure Schedule and the Option Plan. The terms and operation of each Employee Benefit Plan comply in all material respects with all applicable laws and regulations relating to such Employee Benefit Plans. There are no unfunded obligations of the Company under any retirement, pension, profit-sharing or deferred compensation plan or similar program. The Company is not required to make any payments or contributions to any Employee Benefit Plan pursuant to any collective bargaining agreement or, to the knowledge of the Company and the Founder, any applicable labor relations law, and all Employee Benefit Plans are terminable at the discretion of the Company without liability under Title IV of ERISA upon or following such termination. The Company has never maintained or contributed to any Employee Benefit Plan providing any health or other welfare benefits to terminated employees, except as required pursuant to Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or similar state law.

    2.16.  Labor Laws.  The Company generally enjoys good employer-employee relationships. The Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it as of the date hereof or amounts required to be reimbursed to such employees. The Company is in compliance in all material respects with all applicable laws and regulations respecting labor, employment, fair employment practices, terms and conditions of employment, and wages and hours. There are no charges of employment discrimination or unfair labor practices or strikes, slowdowns, stoppages of work or any other concerted interference with normal operations existing, pending or, to the knowledge of the Company and the Founder, threatened against or involving the Company. To the knowledge of the Company and the Founder, no question concerning representation exists respecting any group of employees of the Company. There are no claims or charges relating to or alleging violations of any federal, state or local employment laws, including without limitation laws relating to discrimination, harassment, family leave or wage payments, existing, pending or, to the knowledge of the Founder and the Company, threatened against the Company which claim is reasonably likely to have a Material Adverse Effect nor, to the knowledge of the Company and the Founder, has there occurred any event or does there exist any condition on the basis of which any such claim is reasonably likely to be asserted which claim would be reasonably likely to have a Material Adverse Effect.

    2.17.  Employees and Suppliers.

    (a) Section 2.17 of the Disclosure Schedule contains a list of all managers, employees and consultants of the Company who, individually, have received compensation from the Company for the fiscal year of the Company ended December 31, 1997 in excess of $100,000 as well as the current job title, years of service with the Company and aggregate annual compensation and benefits of each such individual. To the knowledge of the Company and the Founder, no key employee of the Company has any plan or intention to terminate his or her employment with the Company. The Company has complied in all material respects with the immigration laws of the United States with respect to the hiring, employment and engagement of all of its employees and consultants who are not United States citizens, and, to the best knowledge of the Company and the Founder, the immigration or residency status of each of such employees and consultants is sufficient to allow such employees and consultants to remain lawfully employed or engaged by the Company. The Company has no unpaid or accrued liabilities for payments due to any employee, as a result of the transactions contemplated hereby or otherwise except as set forth on Schedule 1.4(d) and except as set forth on the Base Balance Sheet.

    (b) Section 2.17 of the Disclosure Schedule sets forth a list of all suppliers of the Company to whom during the fiscal year ended December 31, 1997 the Company made payments aggregating $1,000,000 or more, showing, with respect to each, the name, address and dollar volume involved. To the knowledge of the Company and the Founder, no such supplier has any plan or intention to terminate or reduce its business with the Company or to materially and adversely modify its relationship with the Company.

    2.18.  Environmental Matters.

    (a) (i) The Company has never generated, transported, used, stored, treated, disposed of, or managed any Hazardous Waste (as defined below) in a manner that violated or gave rise to liability under any Environmental Law which violation or liability would be reasonably likely to have a Material Adverse Effect; (ii) no Hazardous Material (as defined below) has ever been or is threatened to be spilled, released, or disposed of at any site presently or formerly owned, operated or leased by the Company, or has ever come to be located in the soil or groundwater at any such site in a manner that violated or gave rise to liability under any Environmental Law, which violation or liability would be reasonably likely to have a Material Adverse Effect; (iii) no Hazardous Material has ever been transported from any site presently or formerly owned, operated or leased by the Company for treatment, storage, or disposal at any other place in a manner that violated or gave rise to liability under any Environmental Law which violation or liability would be reasonably likely to have a Material Adverse Effect; (iv) the Company does not presently own, operate or lease, and has not previously owned, operated or leased any site on which underground storage tanks are or were located during the period of time the Company owned, operated or leased such site; and (v) no lien has ever been imposed by any governmental agency on any property or facility, owned, operated or leased by the Company in connection with the presence of any Hazardous Material during the period of time the Company owned, operated or leased such property or facility.

    (b) (i) The Company does not have any liability under, nor has the Company violated in any material respect, any Environmental Law (as defined below), which liability or violation is reasonably likely to have a Material Adverse Effect; (ii) the Company has not entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law; and (iii) neither the Company, nor the Founder has any knowledge or information that any of the items enumerated in clause (ii) of this paragraph will be forthcoming.

    (c) To the knowledge of the Company, no site currently owned, operated, leased, or used by the Company contains any asbestos or asbestos-containing material, any polychlorinated biphenyls (PCBs) or equipment containing PCBs, or any urea formaldehyde foam insulation.

    (d) The Company has provided to the Investors copies of all reports and documents in its possession concerning any environmental, occupational or health and safety matter that would be reasonably likely to have a Material Adverse Effect, whether generated by the Company or others.

    (e) For purposes of this Section 2.18 of this Agreement, (i) "Hazardous Material" shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, or contaminant, as defined under any Environmental Law; (ii) "Hazardous Waste" shall mean and include any hazardous waste as defined under any Environmental Law; (iii) "Environmental Law" shall mean any law, regulation, rule, ordinance, or by-law at the foreign, federal, state, or local level existing as of the date hereof pertaining to the protection of the environment; and (iv) "Company" shall mean and include the Company, its respective predecessors and all other entities for whose conduct the Company is or may be held responsible under any Environmental Law.

    2.19.  Business; Compliance with Laws.  The Company has all franchises, permits, licenses and other rights and privileges necessary to permit it to own its property and to conduct its business as it is presently conducted by the Company except where the failure to possess such rights and privileges would not be reasonably likely to have a Material Adverse Effect. The Company is not in violation, in any respect, of any law, regulation, authorization or order of any public authority except for violations which individually or in the aggregate would not be reasonably likely to have a Material Adverse Effect. The Company is in compliance, in all material respects, with all federal, state and local laws and regulations (excluding any Environmental Laws addressed in Section 2.18) relating to its business as presently conducted, other than instances of non-compliance which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect. Neither the Company, the Founder nor, to the best knowledge of the Company and the Founder, any of their respective affiliates has been: (a) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (b)subject to any order, judgment, or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining it or him from, or otherwise imposing limits or conditions on his, engaging in any securities, investment advisory, banking, insurance or other type of business or acting as an officer or director of a public company; (c) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state commodities, securities or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated; or (d) has had a petition under the Bankruptcy Reform Act of 1978, as amended, or any state insolvency law filed by or against any of them, or has had a receiver, fiscal agent or similar officer appointed by a court for any of their business or property or any partnership in which any of them was a general partner at or within two years before the time of such filing, or any corporation or business association of which any of them was an officer, director or stockholder at or within two years before the time of such filing.

    2.20.  Investment Banking; Brokerage.  There are no claims for investment banking fees, brokerage commissions, finder's fees or similar compensation (exclusive of professional fees to lawyers, accountants and consultants) in connection with the transactions contemplated by this Agreement payable by the Company or based on any arrangement or agreement made by or on behalf of the Company or the Founder.

    2.21.  Insurance.  The Company has fire, casualty, product liability and other insurance policies which are customary and reasonable in amount and scope for the businesses in which the Company is engaged or self-insures against customary risks in accordance with past practice. To the knowledge of the Company, there is no default or event which could give rise to a default under any such policy.

    2.22.  Transactions with Affiliates.  There are no loans, leases, contracts or other transactions between the Company and the Founder, or any material loans, leases, contracts or other transactions between the Company and any officer, director or stockholder of the Company or any family member or affiliate of the foregoing persons and there have been no such transactions within the past five (5) years.

    2.23.  Customers, Distributors and Suppliers.  The Company believes that its relationships with its major customers, distributors and suppliers are satisfactory commercial working relationships, and, within the last twelve months no customer or distributor that has paid the Company or is under contract to pay the Company $250,000 or more and no supplier that the Company has paid or is under contract to pay $250,000 or more has canceled, materially modified, or otherwise terminated its relationship with the Company, or materially decreased its services, supplies or materials to the Company or its usage or purchase of the services or products of the Company, nor to the knowledge of Company and the Founder, does any customer, distributor or supplier have any plan or intention to do any of the foregoing in a manner which would be reasonably likely to have a Material Adverse Effect.

    2.24.  Product and Service Warranties.  No product or service manufactured, sold, leased or delivered by the Company is subject to any material guaranty, warranty, right of return or other indemnity other than the applicable standard terms and conditions that are set forth in Section 2.24 of the Disclosure Schedule. The Company is not subject to any claims with respect to any guaranty, warranty, right of return or other indemnity in connection with any product or service manufactured, sold, leased or delivered by the Company which individually or in the aggregate would be reasonably likely to have a Material Adverse Effect and, to the knowledge of the Company and the Founder, there is no basis for the assertion of any such claims against the Company.

    2.25.  Disclosure.  The representations and warranties made or contained in this Agreement and the Disclosure Schedule hereto, when taken together, do not and shall not contain any untrue statement of a material fact and do not and shall not omit to state a material fact required to be stated therein or necessary in order to make such representations or warranties not misleading in light of the circumstances in which they were made or delivered.

SECTION 2A. REPRESENTATIONS AND WARRANTIES OF BUYER

    In order to induce the Company and the Founder to enter into this Agreement, Buyer represents and warrants to the Company and the Founder the following:

    2A.1  Organization and Corporate Power.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all required corporate power and authority to carry on its business as presently conducted, to enter into and perform this Agreement and the agreements contemplated hereby to which it is a party and to carry out the transactions contemplated hereby and thereby Buyer is not in violation of any term of its Certificate of Incorporation or By-laws.

    2A.2  Authorization and Non-Contravention.  The execution, delivery and performance by Buyer of this Agreement and all other agreements, documents and instruments to be executed and delivered by Buyer as contemplated hereby have been duly authorized by all necessary corporate and other action of the Company. This Agreement and all documents executed by Buyer pursuant hereto are valid and binding obligations of the Company, enforceable in accordance with their terms. The execution, delivery and performance by Buyer of this Agreement and all other agreements, documents and instruments to be executed and delivered by the Company as contemplated hereby do not and will not: (A) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under any contract or obligation to which Buyer is a party or by which it or its assets are bound, or any provision of the Certificate of Incorporation or By-laws or cause the creation of any encumbrance upon any of the assets of Buyer; (B) violate or result in a violation of, or constitute a default under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or governmental agency applicable to Buyer; (C) require from Buyer any notice to, declaration or filing with, or consent or approval of any governmental authority or third party; or (D) accelerate any obligation under, or give rise to a right of termination of, any agreement, permit, license or authorization to which Buyer is a party or by which Buyer is bound.

    2A.3  Investment Representations.  Buyer represents to the Company that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment contemplated by this Agreement and making an informed investment decision with respect thereto. Buyer represents that it is an "accredited investor" as such term is defined in Rule 501 promulgated under the Securities Act of 1933 (the "Securities Act"). Buyer represents to the Company that it is purchasing the Convertible Preferred Shares and the Redeemable Preferred Shares for its own account, for investment only and not with a view to, or any present intention of, effecting a distribution of such securities or any part thereof except pursuant to a registration or an available exemption under applicable law. Buyer acknowledges that its respective Convertible Preferred Shares and the Redeemable Preferred Shares have not been registered under the Securities Act or the securities laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state laws or exemption from such registration is available.

    2A.4  Investment Banking; Brokerage.  There are no claims for investment banking fees, brokerage commissions, finder's fees or similar compensation (exclusive of professional fees to lawyers, accountants and consultants) in connection with the transactions contemplated by this Agreement payable by Buyer or based on any arrangement or agreement made by or on behalf of Buyer and Buyer has no claim against the Company for any such fees.

SECTION 3. CONDITIONS TO THE OBLIGATIONS OF BUYER

    Buyer's obligation to purchase and pay for the Purchased Shares and to acquire the Convertible Preferred Shares and the Redeemable Preferred Shares in exchange for the Purchased Shares shall be subject to compliance by the Company with its agreements herein contained and to the fulfillment to Buyer's satisfaction, or the waiver by Buyer, on or before and at the Closing Date of the following conditions:

    3.1.  Satisfaction of Conditions.  The representations and warranties of the Company and the Founder contained in this Agreement shall be true and correct on and as of the Closing Date; each of the conditions specified in this Section 3 shall have been satisfied or waived in writing by Buyer; and, on the Closing Date, certificates to such effect executed by the President and Chief Administrative Officer of the Company and the Founder shall have been delivered to Buyer.

    3.2.  Resignations; Director Election.  The Company shall have received duly signed resignations, effective immediately after the Closing, of all directors and, to the extent requested in writing by Buyer at least two (2) business days prior to the Closing Date, officers of the Company. Each of Gary Holland, A. Bruce Johnston and Everett Cox, shall have been elected as a director of the Company and the Company shall have entered into an Indemnification Agreement with each director of the Company in the form attached hereto as Exhibit J.

    3.3.  Opinion of Counsel.  Buyer shall have received from Kirkland & Ellis and Mr. Jeff Upin an opinion dated as of the Closing Date substantially in the form attached hereto as Exhibit K.

    3.4.  [Intentionally Omitted].

    3.5.  Employment Agreement; Consulting Agreement.  The Company shall have entered into an employment agreement with Mr. Gary Holland substantially in the form attached hereto as Exhibit C. The Founder shall have entered into the Consulting Agreement with the Company.

    3.6.  Audited Financial Statements.  Arthur Andersen LLP shall have audited the Company's balance sheet as of December 31, 1997 and the Company's statements of income and cash flows for the year then ended and Buyer shall be satisfied in its reasonable discretion with the results of such audit.

    3.7.  Authorization.  The Board of Directors of the Company shall have duly adopted resolutions in a form reasonably satisfactory to Buyer and shall have taken all action necessary for the purpose of authorizing the Company to consummate the transactions contemplated hereby in accordance with the terms hereof and to cause the Certificate of Incorporation establishing the Convertible Preferred Stock and the Redeemable Preferred Stock in the form attached hereto as Exhibit A to become effective; and Buyer shall have received a certificate of the Secretary of the Company setting forth a copy of the resolution and the Certificate of Incorporation and By-laws of the Company and such other matters as may be reasonably requested by Buyer or its counsel.

    3.8.  All Proceedings Satisfactory.  All corporate and other proceedings taken prior to or at the Closing in connection with the transactions contemplated by this Agreement, and all documents and evidences incident thereto, shall be reasonably satisfactory in form and substance to the Investors and their counsel.

    3.9.  Investors Fees.  The Company shall have paid on behalf of Buyer all reasonable fees and expenses of the Investors' legal counsel, accountants and consultants and all reasonable out of pocket due diligence expenses incurred by Buyer in connection with the transactions contemplated by this Agreement.

    3.10.  Consents and Waivers.  The Company and the Founder shall have obtained all consents or waivers necessary to execute this Agreement and the other agreements and documents contemplated herein, to issue and sell the Convertible Preferred Shares and the Redeemable Preferred Shares to be sold to Buyer hereunder, to redeem the Redeemed Shares as contemplated hereby and to carry out the transactions contemplated hereby and thereby and shall have delivered evidence thereof to Buyer except for consents and waivers the failure to so obtain would not have a Material Adverse Effect and would not materially adversely affect the Company's and the Founder's ability to consummate the transactions contemplated hereby. All corporate and other action and governmental filings necessary to effectuate the terms of this Agreement and other agreements and instruments executed and delivered by the Company in connection herewith shall have been made or taken.

    3.11.  [Intentionally Omitted]

    3.12.  Release.  In consideration of the redemption of the Redeemed Shares from the Founder, the Founder shall have delivered and shall have caused Primera to deliver a general release in favor of the Company and its affiliates and Buyer in substantially the form attached hereto as Exhibit N.

    3.13.  Key Person Insurance.  The Company will have used its best efforts to have purchased a "key person" term life insurance policy of $3 million on the life of Mr. Gary Holland, with the Company named as beneficiary, and such policy shall not be assigned, borrowed against or pledged.

    3.14.  Senior Financing.  The Company shall have entered into definitive agreements with one or more banks or other financial institutions (the "Senior Loan Agreement") with respect to senior financing in an aggregate principal amount of at least $62.5 million upon terms and conditions satisfactory to Buyer, and all conditions to the obligations of the lenders thereunder shall have been satisfied or waived.

    3.15.  Investment Banking Fees.  The Founder shall have paid on behalf of the Company the investment banking fees payable to Piper Jaffray & Co. upon consummation of the transactions contemplated herein and evidence that such fees have been paid in full shall be provided to Buyer in such form as Buyer may reasonably request.

    3.16.  No Material Adverse Change.  Since December 31, 1997, there shall have been no material adverse change in the financial condition, properties, assets, liabilities, business or operations of the Company, whether or not in the ordinary course of business.

    3.17.  Delivery of Documents.  The Company shall have executed and delivered to the Investors (or shall have caused to be executed and delivered to Buyer by the appropriate persons) the following:

    (a) Certificates representing the Convertible Preferred Shares and Redeemable Preferred Shares to be delivered to Buyer pursuant to Section 1;

    (b) Certified copies of resolutions of the Board of Directors (and, if necessary, the stockholders) of the Company authorizing the execution and delivery of this Agreement and the filing of the Amended and Restated Articles of Incorporation creating the Convertible Preferred Shares and the Redeemable Preferred Shares and providing for, upon conversion of the Convertible Preferred Shares, the issuance of the Conversion Shares;

    (c) A copy of the corporate charter of the Company, as amended, certified as of a recent date by the Secretary of State of the State of Minnesota;

    (d) A copy of the By-laws of the Company certified by the Company's secretary;

    (e) Certificates issued by the Secretary of State of the State of Minnesota, certifying that the Company is in good standing in such state;

    (f)  True and correct copies of the Senior Loan Agreement, together with all amendments thereto, and copies of all documents and instruments evidencing the transactions consummated in connection therewith; and

    (g) Such other supporting documents and certificates as Buyer or their counsel may reasonably request.

    3.18.  License Agreements.  The Company shall have entered into the License Agreement in substantially the form attached hereto as Exhibit F.

SECTION 3A. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND THE FOUNDER

    The obligations of the Company and the Founder to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or before and at the Closing of the following conditions:

    (a) The representations and warranties of Buyer contained in this Agreement shall be true and correct on and as of the Closing Date; each of the conditions specified in this Section 3A shall have been satisfied or waived in writing by the Company and the Founder.

    (b) The consummation of the transactions contemplated by this Agreement shall not be in violation of any law or regulation, and shall not be subject to any injunction, stay or restraining order.

    (c) On the Closing Date, Buyer and the Company shall have delivered or entered into the documents and instruments contemplated by this Agreement and Buyer shall have delivered the Buyer Note and Fargo shall have delivered the Fargo Note and the Subordinated Note.

    (d) The Company shall have paid all reasonable fees and expenses of the Company's legal counsel, accountants and consultants incurred by the Company in connection with the transactions contemplated by this Agreement.

    (e) On the Closing Date, Buyer shall deliver or cause to be delivered to the Founder, the following:

       (i) The Non-Competition Agreement, duly executed by the Company;

      (ii) The Consulting Agreement, duly executed by the Company;

      (iii) Stockholders' Agreement, duly executed by the Company; and

      (iv) Technology and Trademark License Agreement, duly executed by the Company.

SECTION 4. POST-CLOSING COVENANTS

    The Company (which term shall be deemed to include, for purposes of this Section 4, any subsidiary or subsidiaries of the Company now existing or formed or acquired after the Closing, with references to the Company to refer to the Company and such subsidiaries on a consolidated basis as the context requires) shall comply, from and after the Closing, with the following covenants (each such covenant being for the benefit of Buyer and the Founder) except as shall otherwise be expressly agreed pursuant to a written consent or consents executed by Buyer, until the closing of the Company's first IPO (as defined in the Amended and Restated Articles of Incorporation), whereupon such covenants shall terminate:

    4.1.  Financial Statements and Budgetary Information; Inspection.

    (a) The Company will deliver to Buyer and the Founder internally prepared unaudited monthly and quarterly financial statements and audited annual financial statements, as well as annual budgets and operating plans. The monthly and quarterly financial information will be provided within 25 days after the end of each month and quarter. The annual budget and operating plan will be presented at a Board of Directors' meeting at least one month prior to the end of the fiscal year of the Company preceding the year covered. An annual audit by an accounting firm of national recognition selected by the Board of Directors of the Company will be provided within 90 days after the end of each fiscal year of the Company.

    (b) The Company will, upon reasonable prior notice to the Company, permit representatives of Buyer and the Founder to visit and inspect any of the properties of the Company, including its books of account (and to make copies thereof and take extracts therefrom), and to discuss its affairs, finances and accounts with its officers, administrative employees and independent accountants, all at such reasonable times and as often as may be reasonably requested.

    4.2.  Indemnification; Insurance.  The Certificate of Incorporation or By-laws of the Company will at all times during which any nominee of the Founder, Buyer or any of Buyer's stockholders (each a "Nominee" and collectively, the "Nominees") serves as director of the Company provide for indemnification of the directors (including the advancement of expenses as the same are incurred) and limitations on the liability of the directors to the fullest extent permitted under applicable state law. Prior to any initial public offering, the Company will purchase a directors and officers insurance policy on terms reasonably acceptable to the Nominees (who shall be third party beneficiaries of this Agreement) covering directors and officers of the Company in the amount of at least $5 million, covering, among other things, violations of federal or state securities laws.

    4.3.  Key Person Insurance.  The Company will use its best efforts to purchase and maintain a "key person" term life insurance policy of $3 million on the life of Mr. Gary Holland, with the Company named as beneficiary. The Company hereby agrees that such policies shall not be assigned, borrowed against or pledged.

    4.4.  Payment of Taxes; Compliance with Laws. etc.  The Company and its subsidiaries will pay and discharge all material lawful taxes, assessments and governmental charges or levies imposed upon them or upon their income or property before the same shall become in default, as well as all material lawful claims for labor, materials and supplies which, if not paid when due, might become a lien or charge upon its property or any part thereof, provided, however, that neither the Company nor any of its subsidiaries shall be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof is being contested by the Company or a subsidiary in good faith by appropriate proceedings and an adequate reserve therefor has been established on its books. The Company will comply in all material respects with all applicable laws and regulations in the conduct of its business, including, without limitation, all applicable federal and state securities laws in connection with the issuance of any shares of its capital stock.

    4.5.  Enforcement of Rights.  The Company will diligently enforce all of its rights, including rights of indemnification, under this Agreement, the Employment Agreements, the Consulting Agreement and the Non-Competition Agreements referred to herein, and any restricted stock or other agreements relating to stock or option grants to employees or consultants. The Company will not effect any transfer of any of the outstanding capital stock of the Company on the stock record books of the Company unless such transfer is made in accordance with the terms of the Stockholders' Agreement. The Company will not waive or release any rights under, or consent to the amendment of, any such agreement without the written consent of Buyer.

    4.6.  Affiliate Transactions.  All transactions by and between the Company or any subsidiary of the Company and Buyer, the Founder or any their respective affiliates or any officer or key employee of the Company shall be conducted on an arm's-length basis, shall be on terms and conditions materially no less favorable to the Company than could be obtained from nonrelated persons.

    4.7.  Duty Reimbursement.  In the event the Company shall receive after the Closing Date any reimbursement for duty paid prior to the Closing Date with respect to which the Company had, as of the Closing Date, sought payment from the United States Customs Service, the Company shall promptly pay to the Founder the full amount of such reimbursement.

SECTION 4a. CERTAIN TAX MATTERS

    4A.1  Section 338(h)(10) Election.

    (a) The Founder and Buyer shall jointly make (i) the joint election provided for in Section 338(h)(10) of the Code and Treasury Regulation §1 .338(h)(10)-1(d) (the "Section 338 Regulations") with respect to the Company and (ii) such other similar elections, if any, under the laws of any state of local jurisdiction analogous to the election provided for in Section 338(h)(10) of the Code (the elections described in (i) and (ii) collectively, the "Section 338 Elections"). The Founder and Buyer shall comply fully with all filing and other requirements necessary to effectuate the Section 338 Elections on a timely basis and agree to cooperate in good faith with each other in the preparation and timely filing of any Tax returns required to be filed in connection with the making of the Section 338 Elections, including the exchange of information and the joint preparation and filing of IRS Form 8023-A and related schedules. The Founder will pay any Taxes attributable to the Section 338 Elections and will indemnify Buyer in accordance with Section 5.2 against any adverse consequences arising out of any failure to pay such Taxes; provided, however, that in respect of any Taxes imposed on the Company as a result of the Section 338 Elections, the Founder's obligations under this Section 4A. 1(a) shall be subject to the limitation on indemnification set forth in Section 5.3(b).

    (b) Buyer shall not make any election under Section 338(g) of the Code (or any analogous provision of State or local law) in the absence of making an election under Section 338(h)(10) of the Code (or with respect to State or local law, an analogous provision under such law).

    (c) Buyer and the Founder shall jointly determine the liabilities of the Company, and allocate the "modified adjusted deemed sales price," such liabilities, and other relevant items in accordance with Section 338 and the Section 338 Regulations (such determination and allocation, the "Section 338 Determinations") in a manner to be mutually agreed upon in the parties' reasonable discretion. The Founder and Buyer agree to act in accordance with the Section 338 Determinations, as finally determined pursuant to this Section 4A. 1(c), in the preparation and filing of all Tax Returns and in the course of any tax audit, appeal, or litigation relating thereto. Upon payment of any indemnification obligations hereunder resulting in an adjustment of the "modified adjusted deemed sales price," the Section 338 Determinations shall be appropriately adjusted in a manner to be mutually agreed upon in the parties' reasonable discretion.

SECTION 5. SURVIVAL; INDEMNIFICATION

    5.1.  Survival of Representations and Warranties.  All representations and warranties of the Company, the Founder, and Buyer made in Sections 2 and 2A of this Agreement and in the Disclosure Schedule delivered to Buyer in connection herewith and all covenants of the Founder and the Buyer contained in Section 4A of this Agreement shall be deemed to be material to the parties' decision to enter into this Agreement and to consummate the transactions contemplated hereby, to have been relied upon by the party or parties to whom they are made and shall survive until March 31, 1999 (or such longer period for which claims may be made under Section 5.3(c) below) after the Closing regardless of any investigation or knowledge on the part of such party or its representatives.

    5.2.  Indemnification by the Founder.  The Founder on behalf of himself and his successors and permitted assigns, agree subsequent to the Closing Date, jointly and severally, to indemnify and hold harmless the Buyer, its affiliates (including, without limitation, the Company) and their respective stockholders, officers, directors and employees (other than the Founder) (individually, a "Buyer Indemnified Party" and collectively, the "Buyer Indemnified Parties") from and against and in respect of all losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, fines, penalties, costs and expenses (including the reasonable fees, disbursements and expenses of attorneys, accountants and consultants) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing and including any loss of Tax benefit or increase in Taxes payable for future periods) (a "Loss" or "Losses") sustained, suffered or incurred by or made against any Buyer Indemnified Party (other than, in the absence of fraud on the part of the Founder, indirect or consequential damages) as such Losses are incurred, arising out of, based upon or in connection with:

    (a) any breach of any representation or warranty made by the Founder and the Company pursuant to Section 2 of this Agreement, or in the Disclosure Schedule hereto;

    (b) any breach of any covenant or agreement made by the Founder in this Agreement;

    (c) liabilities relating to Losses with respect to federal or state income or other Taxes payable by the Company (including their respective predecessors) for periods ending on or prior to the date of the Closing and periods including but not ending on the date of the Closing but only with respect to the period ending on the date of the Closing (other than Taxes imposed on the Company as a result of the transactions contemplated by this Agreement);

    (d) except as set forth in Section 1.4 above, any fees and expenses of the Founder or the Company (including without limitation legal fees and accounting fees) relating to the execution, delivery and performance of this Agreement paid, assumed or otherwise borne by the Investors, the Company, or any of their respective subsidiaries if not otherwise paid by the Founder on or before the Closing; or

    (e) those matters set forth in Schedule 5.2(e) attached hereto.

    Claims under clauses (a) through (e) of this Section 5.2 are hereinafter collectively referred to as "Buyer Indemnifiable Losses."

    The rights of Buyer Indemnified Parties to recover indemnification in respect of any occurrence referred to in clauses (b)through (e) of this Section 5.2 shall not be limited by the fact that such occurrence may not constitute an inaccuracy in or breach of any representation or warranty referred to in clause (a) of this Section 5.2.

    5.3.  Limitations on Indemnification by the Founder.

    (a) General Threshold. Subject to Section 5.3(d) and the proviso at the end of this Section 5.3(a), the Founder shall not be obligated to indemnify Buyer Indemnified Parties in respect of Buyer Indemnifiable Losses except to the extent the cumulative amount of all Buyer Indemnifiable Losses exceeds $1,000,000 (the "Threshold Amount"), whereupon the full amount of such Buyer Indemnified Losses shall be recoverable in accordance with the terms hereof; provided, however, that with respect to Buyer Indemnifiable Losses which arise out of a breach of a representation or warranty made by the Company and the Founder in Section 2 which is qualified by the term "Material Adverse Effect" (such Buyer Indemnifiable Losses are referred to herein as "MAE Buyer Indemnifiable Losses"), the first $100,000 of each such MAE Buyer Indemnifiable Loss shall be deducted from any indemnification payable hereunder and the calculation of the Threshold Amount until the aggregate amount of all such deductions under this proviso equals $1,000,000, after which the full amount of any additional MAE Buyer Indemnifiable Losses over and above such $1,000,000 shall be recoverable and taken into account in the calculation of the Threshold Amount in accordance with the terms hereof.

    (b) General Maximum Indemnification. Subject to Section 5.3(d), the Founder shall not be obligated to indemnify Buyer Indemnified Parties in respect of Buyer Indemnifiable Losses to the extent the cumulative amount of all Buyer Indemnifiable Losses exceeds $15,000,000.

    (c) Time Limits for Claims. Subject to the exceptions set forth in Section 5.3(d), no claim for indemnification may be made by any Buyer Indemnified Party in respect of Buyer Indemnifiable Losses unless the written notice required by Section 5.5 with respect to such Losses shall have been received by the Founder on a date prior to March 31, 1999; provided, however, that the limitation of this Section 5.3(c) shall not apply to (A) Losses described in Section 5.3(d), and (B) Losses involving a breach of the representations and warranties contained in Section 2.18, indemnification with respect to which shall expire six (6) months after the termination of the applicable statute of limitations relating to the subject matter covered by such Section; and provided further, that in each case if prior to the applicable date of expiration a specific state of facts shall have become known which are reasonably expected to constitute or give rise to any Loss as to which indemnity may be payable and an Buyer Indemnified Party shall have given notice of such facts to the Founder and made a claim for indemnification within six months after the date of such notice, then the right to indemnification with respect thereto shall remain in effect until such matter shall have been finally determined and disposed of, and any indemnification due in respect thereof shall have been paid, according to the date on which notice of the applicable claim is given.

    (d) Dollar-for-Dollar Claims. Notwithstanding anything herein to the contrary, Buyer Indemnified Parties shall not be subject to any limitation, whether pursuant to this Section 5.3 or otherwise, and shall be entitled to dollar-for-dollar recovery, in seeking indemnification from the Founder with respect to the following:

       (i) Losses arising from fraud on the part of the Founder;

      (ii) Losses involving a breach by the Founder or the Company of the representations and warranties contained in Sections 2.2, 2.3, 2.11, 2.20 or 2.22; and

      (iii) Losses described in Sections 5.2(b) through 5.2(e); provided, however, that Buyer Indemnifiable Losses for breaches of the covenants set forth in Section 4A. 1(a), to the extent such Buyer Indemnifiable Losses relate to Taxes imposed on the Company as a result of the Section 338 Elections, shall be subject to the limitation on indemnification set forth in Section 5.3(b).

    (e) Exclusive Remedy After Closing. To the extent permitted by law, indemnification pursuant to Section 5.2 is the sole and exclusive remedy of Buyer Indemnified Parties against Buyer the Founder after the Closing for Buyer Indemnifiable Losses (without limitation of any equitable remedies and without limitation of the rights of Buyer Indemnified Parties under any other agreement contemplated hereby as provided in the terms thereof or by applicable law with respect to any such other agreement).

    5.4.  Indemnification by Buyer.  Buyer agrees subsequent to the Closing Date to indemnify and hold harmless the Founder and his affiliates from and against and in respect of all Losses sustained, suffered or incurred by or made against any of them arising out of, based upon or in connection with (a) any breach of any representation or warranty made by Buyer in Section 2A of this Agreement; and (b) any breach of any covenant or agreement made by Buyer in this Agreement.

    5.5.  Notice; Defense of Claims.  Promptly after receipt by an indemnified party of notice of any claim, liability or expense to which the indemnification obligations hereunder would apply, the indemnified party shall give notice thereof in writing to the indemnifying party (Buyer with respect to claims by the Founder and the Founder with respect to claims by any Buyer Indemnified Party), but the omission to so notify the indemnifying party promptly will not relieve the indemnifying party from any liability except to the extent that the indemnifying party shall have been prejudiced as a result of the failure or delay in giving such notice. Such notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted. If within 20 days after receiving such notice the indemnifying party gives written notice to the indemnified party stating that (i) it would be liable under the provisions hereof for indemnity in the amount of such claim if such claim were successful (ii) that it shall be fully responsible (with no reservation of any rights) for all liabilities relating to such claim, liability or expense and that it will provide full indemnification (whether or not otherwise required hereunder) to the indemnified party with respect to such claim, liability or expense and (iii) that it disputes and intends to defend against such claim, liability or expense at its own cost and expense, then counsel for the defense shall be selected by the indemnifying party (subject to the consent of the indemnified party which consent shall not be unreasonably withheld) and the indemnified party shall not be required to make any payment with respect to such claim, liability or expense as long as the indemnifying party is conducting a good faith and diligent defense at its own expense; provided, however, that the assumption of defense of any such matters by the indemnifying party shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification, and provided further that prior to such assumption of defense the indemnifying party shall enter into an agreement with the indemnified party in form and substance reasonably satisfactory to the indemnified party pursuant to which the indemnifying party unconditionally guarantees the payment and performance of any liability or obligation which may arise out of or in any way relating to such claim, liability or expense or the facts giving rise thereto and provides to the indemnified party evidence satisfactory to the indemnified party of the indemnifying party's ability to pay in full any amount which may be payable with respect to such claim, liability or expense or the facts giving rise thereto. With respect to claims described on Schedule 5.2(e), the Founder hereby acknowledges and agrees with each of the statements in the immediately preceding sentence and intends to defend against such claims as set forth therein. The indemnifying party shall have the right, with the consent of the indemnified party, which consent shall not be unreasonably withheld, to settle all Indemnifiable matters related to claims by third parties which are susceptible to being settled provided its obligation to indemnify the indemnifying party therefor will be fully satisfied. The indemnifying party shall keep the indemnified party apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish the indemnified party with all documents and information that the indemnified party shall reasonably request and shall consult with the indemnified party prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated to the contrary, the indemnified party shall at all times have the right to participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of separate counsel for the indemnified party shall be paid by the indemnifying party. If no such notice of intent to dispute and defend is given by the indemnifying party, or if such diligent good faith defense is not being or ceases to be conducted, the indemnified party shall, at the expense of the indemnifying party, undertake the defense of (with counsel selected by the indemnified party), and shall have the right to compromise or settle (exercising reasonable business judgment), such claim, liability or expense. If such claim, liability or expense is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available all information and assistance that the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense.

    5.6.  Recoveries.  The amount of any Losses suffered, sustained, incurred or required to be paid by any indemnifying party shall be reduced by the amount of any insurance proceeds received by or on behalf of the indemnified party and any amounts actually received by the indemnified party by any other third party in respect of such Losses; provided, however, that no indemnified party shall have any obligation to pursue contribution or any other claim against any such third party.

    5.7.  Tax Effect of Indemnification.  With respect to any indemnity payment to an indemnified party under this Agreement, the amount thereof shall be reduced by any "Excess Tax Benefits" with respect thereto, and only the net amount ("Net Indemnity Payment") shall be paid to the indemnified party. The term "Excess Tax Benefits" with respect to an indemnity payment means the excess, if any, of (1) the present value of any anticipated "Tax Benefits" of the indemnified party or its affiliates (including, in the case of Buyer Indemnifiable Losses, the Company) with respect to the Loss or Tax with respect to which such Net Indemnity Payment is to be paid, over (2) the present value of any anticipated "Tax Burdens" of the indemnified party or its affiliates (including, in the case of Buyer Indemnifiable Losses, the Company) with respect to such Net Indemnity Payment. The amount of Excess Tax Benefits shall not be negative. The term "Tax Benefits" means any reduction in Taxes payable by the indemnified party or its affiliates (including, in the case of Buyer Indemnifiable Losses, the Company) by reason of any Tax deduction or any reduction in income or gain (including reduction of Taxes by reason of any basis increase in any asset, followed by increased depreciation or amortization) of or attributable to any amount of such Loss or Tax (including any reduction in Taxes resulting from any adjustment relating to Taxes). The term "Tax Burdens" means any actual increase in Taxes payable by the indemnified party or its affiliates (including, in the case of Buyer Indemnifiable Losses, the Company) by reason of any treatment as income or gain or as a reduction in deduction (including any increase in Taxes by reason of any basis reduction in any asset, followed by reduced depreciation or amortization) of any amount of such Net Indemnity Payment. Present values shall be determined by applying as discount rates the appropriate "applicable Federal rates" within the meaning of section 1274(d) of the Internal Revenue Code of 1986, as amended (the "Code"). A Tax Benefit or a Tax Burden shall be deemed to arise on the last day of the taxable year for which the reduction or increase in Taxes occurs. In determining anticipated Tax Benefits or anticipated Tax Burdens: (i) the applicable income tax rates shall be the maximum marginal income tax rates determined under the statutes in effect at the time of the present value calculation (determined without regard to tax rate or benefit "give-back" or "make-up" provisions), and (ii) as to other matters, reasonable assumptions based upon information available at such time shall be made.

    5.8.  Satisfaction of Indemnification Obligations.  Subject to the provisions of Section 6.8 below, any indemnity payable pursuant to this Section 5 shall be paid within ten (10) days after the indemnified party's request therefor. No party may recover the amount of any indemnification claim under this Section 5 through offset against amounts otherwise owed or post-closing adjustments pursuant to Section 1.

SECTION 6. GENERAL

    6.1.  Amendments. Waivers and Consents.  For the purposes of this Agreement and all agreements executed pursuant hereto, no course of dealing between or among any of the parties hereto and no delay on the part of any party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof and thereof. No provision hereof may be waived otherwise than by a written instrument signed by the party or parties so waiving such covenant or other provision and no amendment to this Agreement may be made without the written consent of the Company, the Founder and Buyer.

    6.2.  Indemnification from the Company.

    (a) Without limitation of any other provision of this Agreement, the Company agrees to defend, indemnify and hold Buyer, the Founder and their affiliates and their respective direct and indirect partners, members, stockholders, directors, officers, employees and agents and each person who controls any of them within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (parties receiving the benefit of the indemnification agreement herein shall be referred to collectively as "Indemnified Parties" and individually as an "Indemnified Party") harmless from and against any and all losses, claims, damages, obligations, liens, assessments, judgments, fines, liabilities, and other costs and expenses (including without limitation interest, penalties and any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted, as the same are incurred, and including any diminution in the value of the Indemnified Party's shares) of any kind or nature whatsoever which may be sustained or suffered by any such Indemnified Party, without regard to any investigation by any of the Indemnified Parties, based upon, arising out of, by reason of or otherwise in respect of or in connection with any third party or governmental action relating to any action taken or omitted to be taken or alleged to have been taken or omitted to have been taken by any Indemnified Party as stockholder, director, agent, representative or controlling person of the Company, including, without limitation, any and all losses, claims, damages, expenses and liabilities, joint or several (including any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted, as the same may be incurred) arising under or alleged to arise under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, including without limitation any such claim alleging so-called control person liability or securities law liability; provided, however, that the Company will not be liable to the extent that such loss, claim, damage, expense or liability arises from and is based on (i) an untrue statement or omission or alleged untrue statement or omission in a registration statement or prospectus which is made in reliance on and in conformity with written information furnished to the Company in an instrument duly executed by or on behalf of such Indemnified Party specifically stating that it is for use in the preparation thereof or (ii) a knowing and willful violation of the federal securities laws by an Indemnified Party, as finally determined by a court of competent jurisdiction.

    (b) If the indemnification provided for in Section 6.2(a) above for any reason is held by a court of competent jurisdiction to be unavailable to a Indemnified Party in respect of any losses, claims, damages, expenses or liabilities referred to therein, then the Company, in lieu of indemnifying such Indemnified Party thereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, expenses or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, the Founder and Buyer, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, the Founder and Buyer in connection with the action or inaction which resulted in such losses, claims, damages, expenses or liabilities, as well as any other relevant equitable considerations. In connection with any registration of the Company's securities, the relative benefits received by the Company, the Founder and Buyer shall be deemed to be in the same respective proportions that the net proceeds from the offering (before deducting expenses) received by the Company, the Founder and Buyer, in each case as set forth in the table on the cover page of the applicable prospectus, bear to the aggregate public offering price of the securities so offered. The relative fault of the Company, the Founder and Buyer shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, the Founder or Buyer and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

    The Company, the Founder and Buyer agree that it would not be just and equitable if contribution pursuant to this Section 6.2(b) were determined by pro rata or per capita allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. In connection with the registration of the Company's securities, in no event shall the Founder and Buyer be required to contribute any amount under this Section 6.2(b) in excess of the lesser of (i) that proportion of the total of such losses, claims, damages or liabilities indemnified against equal to the proportion of the total securities sold under such registration statement which is being sold by the Founder or Buyer, as applicable, or (ii) the proceeds received by the Founder or Buyer, as applicable, from its sale of securities under such registration statement. No person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation.

    (c) The indemnification and contribution provided for in this Section 6.2 will remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Parties or any officer, director, partner, employee, agent or controlling person of the Indemnified Parties.

    (d) The provisions of this Section 6.2 are in addition to and shall supplement those set forth in the Stockholders' Agreement which shall apply in the case of the registration and sale of Registrable Securities held by any of the Indemnified Parties registered pursuant to the Stockholders' Agreement.

    (e) From and after the Closing, the Company agrees to pay and hold Buyer harmless against liability for payment of all reasonable out-of-pocket costs and expenses incurred by them in connection with their ongoing investment in the Company, including the fees and disbursements of counsel and other professionals. In addition, the Company agrees to pay any and all stamp, transfer and other similar taxes, if any, payable or determined to be payable in connection with the execution and delivery of this Agreement and the issuance of securities hereunder.

    6.3.  Legend on Securities.  The Company, Buyer and the Founder acknowledge and agree that the following legend shall be typed on each certificate evidencing any of the securities issued hereunder held at any time by Buyer or the Founder:

        THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"), OR ANY STATE SECURITIES OR BLUE SKY LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT (1) PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER THE ACT OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES AND (3) IN ACCORDANCE WITH APPLICABLE STATE SECURITIES AND BLUE SKY LAWS.

        THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE PROVISIONS OF A STOCKHOLDERS' AGREEMENT DATED AS OF FEBRUARY 18, 1998, INCLUDING THEREIN CERTAIN RESTRICTIONS ON TRANSFER. A COMPLETE AND CORRECT COPY OF THIS AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST AND WITHOUT CHARGE.

    6.4.  Governing Law.  This Agreement shall be deemed to be a contract made under, and shall be construed in accordance with, the laws of the State of New York, without giving effect to conflict of laws principles thereof

    6.5.  Section Headings and Gender.  The descriptive headings in this Agreement have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision thereof or hereof The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, and vice versa, as the context may require.

    6.6.  Counterparts.  This Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute but one and the same document.

    6.7.  Notices and Demands.  Any notice or demand which is required or provided to be given under this Agreement shall be deemed to have been sufficiently given and received for all purposes when delivered by hand, telecopy, telex or other method of facsimile, or five days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or two days after being sent by overnight delivery providing receipt of delivery, to the following addresses: if to the Company or the Founder, 7901 Flying Cloud Drive, Eden Prairie, Minnesota 55344, or at any other address designated by the Company or the Founder, respectively, to Buyer and the other parties hereto in writing; if to Buyer, do TA Associates, Inc., 125 High Street, Boston, Massachusetts 02110, or at any other address designated by TA Associates, Inc. to the Company and the Founder in writing.

    6.8.  Dispute Resolution.  Except with respect to matters as to which injunctive relief is being sought, any dispute arising out of or relating to this Agreement that has not been settled within thirty (30) days by good faith negotiation between the parties to this Agreement shall be submitted for final and binding arbitration conducted expeditiously in accordance with the Center for Public Resources Rules for Nonadministered Arbitration of Business Disputes (the "CPR Rules"). The Center for Public Resources shall appoint a neutral advisor from its National CPR Panel. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §~1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof Any such arbitration shall be conducted in Minneapolis, Minnesota. Such proceedings shall be guided by the following agreed upon procedures:

    (a) mandatory exchange of all relevant documents, to be accomplished within forty-five (45) days of the initiation of the procedure;

    (b) no other discovery;

    (c) hearings before the neutral advisor which shall consist of a summary presentation by each side of not more than three hours; such hearings to take place on one or two days at a maximum; and

    (d) decision to be rendered not more than ten (10) days following such hearings.

    6.9.  Remedies; Severability.  Notwithstanding Section 6.8 above, it is specifically understood and agreed that any breach of the provisions of this Agreement by any person subject hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other remedies which they may have, such other parties may enforce their respective rights by actions for specific performance (to the extent permitted by law). The Company may refuse to recognize any unauthorized transferee as one of its stockholders for any purpose, including, without limitation, for purposes of dividend and voting rights, until the relevant party or parties have complied with all applicable provisions of this Agreement. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

    6.10.  Integration.  This Agreement, including the exhibits, documents and instruments referred to herein or therein, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including, without limitation, the letter of intent between the parties hereto in respect of the transactions contemplated herein, which letter of intent shall be completely superseded by the representations, warranties and covenants of the Company contained herein.

    6.11.  Binding Agreement.  This Agreement (including without limitation the provisions of Section 5) shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors, heirs, executors, administrators and permitted assigns, and no others. Notwithstanding the foregoing, nothing in this Agreement is intended to give any Person not named herein the benefit of any legal or equitable right, remedy or claim under this Agreement, except as expressly provided herein.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

    IN WITNESS WHEREOF, the parties have executed this Agreement or have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

THE COMPANY:	FARGO ELECTRONICS, INC.
	By:	/s/ ROBERT P. CUMMINS Robert P. Cummins President
BUYER:	FARGO ELECTRONICS HOLDINGS, INC.
	By:	/s/ A. B. JOHNSTON A. Bruce Johnston President
FOUNDER:
/s/ ROBERT P. CUMMINS Robert P. Cummins